UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant  ☒                              Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

OFFICE DEPOT, INC.

(Exact Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

On July 31, 2013, Neil Austrian, the Chairman and CEO of Office Depot, Inc. (the “Company”) circulated an email to the employees of the Company regarding the Company’s upcoming shareholder meeting on August 21, 2013. The text of the email is below.

As many of you are aware, we have a shareholder meeting on August 21 which will determine the direction of our Company moving forward. Starboard Value, an activist hedge fund, is proposing to unseat four of our current Board members – Scott Hedrick, Gene Fife, Marty Evans and Tom Colligan – and replace them with what we believe to be four far-less qualified candidates.

In their materials, Starboard has indicated they would like to have a significant voice in the CEO selection process as well as insert themselves into the integration planning process. They have stated that they have hired a restructuring firm and plan to announce, in the very near future, the synergies they expect they can obtain.

As this is a contested election, both Office Depot and Starboard are permitted to seek votes from our shareholders. Over the next several weeks, in addition to sending more letters and proxy cards, we also expect to issue press releases, file additional presentation materials and continue our discussions directly with our shareholders. Those of you who are Office Depot shareholders should expect to receive materials in the mail from both Office Depot and Starboard. Additionally, you may be contacted by phone.

In the last few weeks, a number of you have said to me that you plan to vote on the White Proxy Card for management’s slate – and then again on Starboard’s Gold Proxy marking “against.”

PLEASE DO NOT DO THIS AS YOU MAY INADVERTENTLY DISQUALIFY YOUR VOTE FOR MANAGEMENT IF YOU VOTE ON THE GOLD PROXY CARD.

I appreciate the fact that many of you want to support the Company in this matter. So, in order to help you navigate through the voting process, I am providing the following guidelines:

HOW TO VOTE YOUR OFFICE DEPOT SHARES

Each and every vote is important. Your Board of Directors recommends that all Office Depot stockholders vote the WHITE proxy card “FOR” Office Depot’s highly-qualified directors. Even if you plan to attend the meeting, you will help Office Depot by voting now, by proxy.

Associates hold Office Depot stock in a number of different ways. But whether you hold your shares in a registered name or hold through a bank or broker, the basic principles of voting are the same — and voting is quick and easy:

A.	Enclosed with the Office Depot proxy materials you receive, you will find a WHITE proxy card or voting instruction form.

B.	Just follow the simple instructions on your WHITE proxy card or voting instruction form to vote by telephone or by Internet. You will want the Control Number handy as you vote electronically — it’s shown on your WHITE proxy card or voting instruction form. Alternatively, you may also simply sign, date and return the WHITE proxy card or voting instruction form in the postage-paid envelope you receive with the Office Depot proxy materials.

—VERY IMPORTANT—

Do NOT vote using any Gold proxy card or voting instruction form that you may receive from Starboard. This is important, because only your latest-dated vote counts. Therefore, if you vote using the Gold proxy card (even if you vote “withhold” on the Starboard nominees), your Gold proxy card will cancel any vote you previously executed using a WHITE proxy card or voting instruction form. Office Depot needs your votes FOR the Office Depot nominees on the WHITE proxy card.

IMPORTANT TIP #1: If you, like some associates, hold shares in more than one account, you will receive a WHITE proxy card or voting instruction form for each of those accounts. Please vote using each WHITE proxy card or voting instruction form you receive. If you vote by telephone or Internet, you will need to refer to the Control Number that is unique to each account you own and that is shown on each WHITE proxy card or voting instruction form you receive.

IMPORTANT TIP #2: If you hold your shares through a bank or broker you will receive your proxy materials through that firm, which will vote your shares on your behalf only upon receiving your specific instructions. Therefore it is important that you follow the directions provided on the WHITE voting instruction form from your bank or broker, in order to instruct your bank or broker how you want your shares voted. (If you vote electronically, you should use only the Control Number shown on your WHITE voting instruction form.) Please check the directions provided by your bank or broker for information about its voting deadlines.

As always, thank you for your dedication to Office Depot.

If you have any questions about voting your shares, please feel free to contact Innisfree M&A Incorporated (as they are assisting Office Depot in this matter). They can be reached toll-free at (877) 825-8621.

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ADDITIONAL INFORMATION

In connection with the solicitation of proxies, Office Depot has filed with the Securities and Exchange Commission, a definitive proxy statement concerning the proposals to be presented at Office Depot’s Annual Meeting of Stockholders. The proxy statement contains important information about Office Depot and the 2013 Annual Meeting. Office Depot and its directors, executive officers and certain employees may be deemed to be participants in the solicitation of proxies from Office Depot shareholders in connection with the election of directors and other matters to be proposed at the 2013 Annual Meeting. Information regarding the interests, if any, of these directors, executive officers and specified employees is included in the definitive proxy statement and other materials filed by Office Depot with the SEC.